Exhibit 10.8

Execution Version

FULCRUM SIERRA BIOFUELS, LLC

RESOURCE RECOVERY SUPPLY AGREEMENT

Dated as of November 14, 2008

Summary of Terms

Fulcrum	Fulcrum Sierra BioFuels, LLC

WCC	Waste Connections of California, Inc.

Fulcrum’s Facility Location	3501 Peru Drive, McCarren, Nevada

WCC’s Site or MRF	Western El Dorado Material Recovery Facility 4100 Throwita Way, Placerville, California

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[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

ARTICLE X MISCELLANEOUS		11

10.1	Notices	11

10.2	Governing Law	12

10.3	Assignment	12

10.4	Change in Law	12

10.5	Confidentiality	12

10.6	Environmental Attributes	12

10.7	Public Statements	12

10.8	Independent Contractors; No Partnership	12

10.9	Cooperation With Financing	13

10.10	Waiver of Consequential Damages	13

10.11	Severability	13

10.12	Amendments	13

10.13	Joint Effort	13

10.14	Captions	13

10.15	Non-Waiver	13

10.16	Counterparts	13

10.17	Survival	13

10.18	Third Parties	13

10.19	No Recourse	14

10.20	Complete Agreement	14

10.21	Further Assurances	14

10.22	Costs and Expenses	14

EXHIBITS

EXHIBIT A	-	FEEDSTOCK SPECIFICATIONS
EXHIBIT B	-	FEE CALCULATIONS
EXHIBIT C	-	WCC’S DAMAGES CALCULATIONS

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RESOURCE RECOVERY SUPPLY AGREEMENT

THIS RESOURCE RECOVERY SUPPLY AGREEMENT (“Agreement”) is made and entered into as of this      day of November, 2008 (“Effective Date”), between Waste Connections of California, Inc., a California corporation (“WCC”), and Fulcrum Sierra BioFuels, LLC, a Delaware limited liability company (“Fulcrum”). WCC and Fulcrum are sometimes referred to herein jointly as the “Parties” and individually as a “Party.”

WHEREAS, Fulcrum intends to construct and operate a facility in Storey County, Nevada for the production of ethanol and/or other bioproducts (the “Facility”) that will use municipal solid waste as feedstock.

WHEREAS, WCC owns and operates a material recovery facility in El Dorado County, California that processes municipal solid waste (the “MRF”).

WHEREAS, Fulcrum and WCC desire to enter into this Agreement under which WCC shall supply and deliver, and Fulcrum shall accept and transport from the MRF, specified quantities of Feedstock (as defined below), all in accordance with the terms and conditions set forth in this Agreement.

NOW THEREFORE in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Definitions. Initially capitalized terms used herein shall have the meanings set forth below:

“Agreement” means this Resource Recovery Supply Agreement, including all Exhibits hereto, as amended from time to time.

“Affiliate” means with respect to any Person, another Person which controls, is controlled by, or is under common control with the first Person. For purposes of the foregoing, “control,” “controlled by” and “under common control with,” with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Amador Facility” has the meaning set forth in Section 2.11.

“Business Day” means any Day, excluding Sunday and legal holidays.

“Cap” has the meaning set forth in Section 2.3.

“Commercial Operation Date” or “COD” means the Day on which, following its start-up, testing and commissioning, the Facility commences generating ethanol and/or other bioproducts for sale in commercial quantities, which shall be the date specified as such by Fulcrum in a notice provided by Fulcrum to WCC as detailed in the Scheduling Protocol.

“Day” or “Days” means a calendar day.

“Delivery Point” means the delivery vehicle loading point at WCC’s Site at all times after the Commercial Operation Date, and the Facility Location at all time prior to the Commercial Operation Date, and if applicable pursuant to Section 2.11(a), the delivery vehicle loading point at the Amador Facility.

“Effective Date” has the meaning set forth in the preamble.

“Event of Default” has the meaning set forth in Section 5.1.

“Facility” has the meaning set forth in the recitals.

“Facility Location” has the meaning set forth on the cover page of this Agreement.

“Fee” has the meaning set forth in Section 3.1.

“Feedstock” means any and all solid wastes and other carbonaceous materials (including but not limited to garbage, rubbish, trash, refuse, paper, glass, plastic, cardboard, plant and grass clippings and leaves) collected or received from residential, commercial, industrial or other sources that has been sorted by WCC at WCC’s Site to meet the specifications set forth in Exhibit A.

“Financing” means any construction or long-term financing or other type of financing or refinancing as may be necessary for the Facility, in each case as Fulcrum may determine.

“Fulcrum” has the meaning set forth in the preamble.

“Fulcrum’s Net Costs” has the meaning set forth in Section 2.3.

“Fulcrum’s Total Actual Liability” has the meaning set forth in Section 2.3.

“Hazardous Material” means any and all hazardous, toxic, or harmful (or potentially harmful) substances, materials or wastes, including: (i) those substances, materials and wastes listed or identified now or in the future by the United States Department of Transportation in Table at 49 C.F.R. Section 172.101, any amendments thereto, or listed or identified by the United States Environmental Protection Agency as a hazardous substance at 40 C.F.R. Part 302, and any amendments thereto and (ii) any substances, materials or wastes that are or become regulated under applicable environmental Laws, including any substances, materials or waste which has or are: (a) petroleum and derivatives thereof; (b) radioactive; (c) asbestos; (d) polychlorinated biphenyls; (e) defined, designated, or listed as a “hazardous waste” under the Solid Waste Disposal Act, 42 U.S.C. Section 6901, et seq. or under any implementing regulations thereto and any equivalent state or local laws or regulations; (f) defined, designated, or listed as a “hazardous substance” under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq. or under any implementing regulations thereto and any equivalent state or local laws or regulations; and (g) defined, designated, or listed as a “hazardous substance” under the Clean Water Act, 33 U.S.C. Section 1251, et seq. or under any implementing regulations thereto and any equivalent state or local laws or regulations.

“Indemnified Parties” means with respect to WCC or Fulcrum, as applicable, such Party and all of its current and former Affiliates, along with such Party’s and each of its Affiliate’s respective officers, directors, partners, managers, members, agents, employees, successors, and assigns.

“Instructions” has the meaning set forth in Section 2.2(b).

“Laws” means all applicable laws, statutes, rules and regulations, orders and ordinances or specified standards or objective criteria contained in any applicable license, permit or approval or other legislative or administrative act, of the United States of America or any state, agency, department, authority, political subdivision or other instrumentality thereof, or a decree, judgment or order of a court, including those governing wages, hours, employment discrimination and safety, laws regarding workers’ compensation, disability laws and employee benefit laws.

“Lenders” means providers from time to time of Financing.

“Losses” means all costs, liabilities, penalties, fines, damages, forfeitures, demands, claims, causes of action, suits, and costs and expenses incidental thereto (including costs of defense, settlement, and reasonable attorney’s fees).

“Maximum Deliverable Quantity” means that quantity of Feedstock designated by Fulcrum from time to time pursuant to Article II; provided, that unless the Parties otherwise agree, the Maximum Deliverable Quantity shall never be less than 1750 Tons per Week of Feedstock.

“Month” means a calendar month.

“Party” or “Parties” has the meaning set forth in the preamble.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, governmental authority or other organization or entity having legal capacity.

“Representatives” has the meaning set forth in Section 10.5.

“Rejected Materials” has the meaning set forth in Section 2.6.

“Scheduling Protocol” has the meaning set forth in Section 2.2(b).

“Specifications” has the meaning in Section 2.5.

“Taxes” means all U.S. federal, state or local taxes, excluding any income taxes, but including sales, use and transfer taxes, transportation taxes, carbon taxes, levies or assessments, franchise fees, license fees, encumbrances or charges applicable to this Agreement or any of the transactions contemplated hereunder.

“Term” has the meaning set forth in Section 4.1.

“Ton” means a “short ton” of 2,000 pounds, and “Tonnage” means Tons.

“Uncontrollable Circumstances” means any cause beyond the reasonable control of, and not due to the fault or negligence of, the affected Party, including acts of God, drought, flood, earthquake, storm, fire, lightning, epidemic, war, riot, civil disturbance, sabotage, explosions, strikes or labor disputes, delays or failures in transportation (including due to extreme road conditions from inclement weather), orders or judgments of any governmental authority, the absence, suspension, termination, interruption, denial, delay in issuance, or failure of renewal of any permit, any changes in Laws, and any casualty event or similar occurrence having a direct, material adverse effect on the Facility’s ability to accept Feedstock or on WCC’s Site’s ability to accept waste materials or to process the waste materials into Feedstock. Uncontrollable Circumstances includes the failure of a contractor, subcontractor or vendor to furnish labor, services, materials or equipment in accordance with its contractual obligations (but solely to the extent such failure is itself due to a Uncontrollable Circumstance of the type described in this definition).

“WCC” has the meaning set forth in the preamble.

“WCC’s Damages” has the meaning set forth in Section 2.3.

“WCC’s Site” or “MRF” has the meaning set forth on the cover page of this Agreement and in the recitals.

“Week” means a period of seven consecutive Days commencing and ending at 12:00 a.m. Sunday.

1.2 Interpretation. As used in this Agreement, the terms “herein,” “herewith” and “hereof” are references to this Agreement, taken as a whole, the term “includes” or “including” means “including, without limitation,” and references to a “Section,” “subsection,” “clause,” “Article” or “Exhibit” means a Section, subsection, clause, Article or Exhibit of this Agreement, as the case may be, unless in any such case the context requires otherwise. All references to a given agreement, instrument or other document, or to any Law shall be a reference to such agreement, instrument or other document, or to such Law, as modified, amended, supplemented and/or restated from time to time. Reference to a Person or Party includes its successors and permitted assigns. The singular shall include the plural and the masculine shall include the feminine and neuter, and vice versa.

ARTICLE II

DELIVERY AND ACCEPTANCE OF PROCESSED FEEDSTOCK

2.1 Deliveries Prior to COD. Prior to the Commercial Operation Date, WCC shall use commercially reasonable efforts to supply, or direct the supply of, Feedstock up to the Maximum Deliverable Quantity per Day to Fulcrum’s Facility, in such quantities as are from time to time requested by Fulcrum by written notice to WCC given in accordance with the Scheduling Protocol. The Parties agree that WCC shall have fulfilled its obligations under this Section 2.1 if WCC uses good faith efforts to cause its haulers to deliver to Fulcrum’s Facility the quantity of Feedstock requested by Fulcrum hereunder. The details relating to WCC’s supply of Feedstock prior to the Commercial Operation Date shall be set forth in the Scheduling Protocol, including (i) Fulcrum’s waiver of the Fee in connection with the delivery of Feedstock prior to the Commercial Operation Date, (ii) WCC’s obligation to keep in place all hauling contracts and be responsible for all of its haulers’ costs (up to the Fee) associated with the loading, transportation and unloading of Feedstock that would have otherwise been incurred if such delivery occurred after the Commercial Operation Date, and (iii) Fulcrum’s reimbursement of WCC’s costs in excess of such Fee.

2.2 Deliveries Following COD.

(a) Election of Maximum Deliverable Quantity. No less than 180 Days prior to the expected Commercial Operations Date, Fulcrum shall deliver to WCC a notice electing the Maximum Deliverable Quantity hereunder.

(b) Scheduling Protocol and Instructions. Prior to commencement of construction of the Facility or at such time as otherwise reasonably requested by Fulcrum, the Parties shall cooperate to prepare and mutually agree upon a scheduling protocol (the “Scheduling Protocol”) setting forth: (i) details and procedures by which Fulcrum shall issue (and WCC shall confirm) written instructions on a monthly, weekly and daily basis (“Instructions”) specifying quantities of Feedstock to be delivered by WCC at the Delivery Point and accepted by Fulcrum on a seven Day per Week basis, (ii) the insurance coverages that each Party shall carry during the remaining term of this Agreement and the terms and conditions thereof, (iii) information regarding delivery of notices to each Party regarding operational and scheduling matters, (iv) WCC’s obligations related to setting aside large or bulky items from the Feedstock for separate delivery to Fulcrum, and (v) other related provisions agreed by the Parties, including provisions necessary to expand on and provide additional details related to the provisions more generally described in this Article II. The Scheduling Protocol shall be prepared in a manner designed to assure (x) a consistent supply of WCC’s Feedstock to the Facility, taking into account the staging and loading procedures and storage capacity at WCC’s Site and the Facility, (y) compliance with WCC’s Site and Facility operating permits and similar authorizations and (z) consistency with WCC’s actual operations relating to the collection, storage, processing and transportation of Feedstock. Instructions applicable to any individual Day shall not (without the consent of WCC) be for more than the Maximum Deliverable Quantity.

(c) Delivery and Acceptance Obligations. Subject to Article 7, from and after the Commercial Operation Date, on each Day (seven Days per Week), WCC shall supply and deliver to Fulcrum at the Delivery Point, and Fulcrum shall accept at the Delivery Point the quantities of Feedstock specified in the Instructions.

(d) Changes to Maximum Deliverable Quantity. Following Fulcrum’s delivery of a notice under Section 2.2(a), Fulcrum may at any time and from time to time, upon no less than 90 Days prior written notice to WCC, either increase or decrease the Maximum Deliverable Quantity, subject to the proviso of the definition thereof that unless the Parties otherwise agree, the Maximum Deliverable Quantity shall never be less than 1750 Tons per Week of Feedstock.

2.3 Failure of Fulcrum to Schedule or Accept Feedstock. The Scheduling Protocol shall contain provisions under which:

(a) on a daily basis following COD, if the Facility is unable to accept the Maximum Deliverable Quantity of Feedstock, Fulcrum shall nevertheless be obligated to elect either:

(1) to accept, haul and dispose of such Feedstock quantities up to the Maximum Deliverable Quantity (it being acknowledged that (x) Fulcrum’s reasonable, actual, documented, out-of-pocket costs for labor, transportation and disposal of such Feedstock not used in the Facility, less (y) Fees paid by WCC to Fulcrum for such Feedstock, is herein referred to as “Fulcrum’s Net Costs”), or

(2) in lieu of (1) above, to pay to WCC damages in an amount (such amount, “WCC’s Damages”) equal to (x) WCC’s own reasonable actual, documented, out-of-pocket costs for labor, transportation and disposal of such Feedstock, less (y) an amount equal to the Fees that WCC would have been obligated to pay to Fulcrum if Fulcrum had accepted such Feedstock;

provided that in each calendar year the sum of (x) Fulcrum’s Net Costs plus (y) WCC’s Damages (such sum, “Fulcrum’s Total Actual Liability”) shall in no event exceed $50,000 (the “Cap”);

(b) WCC shall have the right to terminate this Agreement at any time upon not less than 90 Days’ notice if Fulcrum’s Total Actual Liability reaches the Cap in two consecutive years and Fulcrum has not agreed to increase the Cap to the total actual sum of Fulcrum’s Net Costs plus WCC’s Damages for at least one of such years; and

(c) Fulcrum shall have the right to terminate this Agreement at any time upon not less than 90 Days’ notice if Fulcrum concludes in its good faith discretion that Fulcrum’s Total Actual Liability in the then current or following year is likely to reach the Cap.

Fulcrum’s obligations under the preceding provisions of this Section 2.3 shall be excused in cases of Uncontrollable Circumstances, but excluding Uncontrollable Circumstances solely affecting the Facility.

An illustration of how the Parties interpret this Section 2.3 is attached hereto as Exhibit C and incorporated herein by this reference.

2.4 Delivery Procedures.

(a) Deliveries. WCC shall deliver all Feedstock to the Delivery Point and shall load the Feedstock onto Fulcrum’s delivery vehicles. All such deliveries shall be completed in accordance with the Scheduling Protocol.

(b) Weighing Standards and Procedures. WCC shall allow Fulcrum to have access to a motor vehicle scale at WCC’s Site (and, if applicable, at the Amador Facility), which is certified by the State of California and maintained and operated in accordance with applicable Laws, for the purpose of determining the Tonnage of Feedstock delivered by WCC to Fulcrum at the Delivery Point. WCC shall allow Fulcrum to weigh and record inbound weights of all of Fulcrum’s delivery vehicles when the vehicles arrive at the Delivery Point and shall again weigh and record the weights of such vehicles after such vehicles have loaded the Feedstock at the Delivery Point.

2.5 Preparation of Feedstock. WCC shall use commercially reasonable efforts to prepare and process Feedstock so that it meets the specifications of Feedstock in accordance with Exhibit A (the “Specifications”). Fulcrum shall be responsible for all other preparation and processing of the Feedstock at the Facility in connection with the production of ethanol and/or other bioproducts.

2.6 Testing and Monitoring of Feedstock. With respect to any Feedstock accepted by Fulcrum for use in the Facility: (a) Fulcrum shall have the right (but no obligation) to inspect or test any quantity of Feedstock delivered by WCC at the Delivery Point, but Fulcrum’s exercise, or failure to exercise, such testing and inspection rights shall not relieve WCC of its responsibility to deliver Feedstock meeting the Specifications; (b) if, at any time, Fulcrum reasonably determines that any materials delivered by WCC do not comply with the definition of Feedstock or otherwise with the terms of this Agreement, Fulcrum may inform WCC of its rejection (or revocation of acceptance) of such non-conforming materials (the “Rejected Materials”); and (c) WCC shall be solely responsible for the handling, loading, transportation and disposal of such Rejected Materials.

2.7 Title, Possession and Risk of Loss.

(a) Deliveries to the Facility. Title, possession and risk of loss of any or all Feedstock accepted by Fulcrum for use at the Facility shall pass from WCC to Fulcrum, and delivery shall be completed, when such Feedstock is loaded into delivery vehicles at the Delivery Point, subject to Section 2.6.

(b) Other Disposal. In circumstances in which Fulcrum does not accept Feedstock for use at the Facility but elects to haul and dispose of such Feedstock pursuant to Section 2.3, then title and risk of loss of such Feedstock shall remain with WCC, and Fulcrum shall haul and dispose of such Feedstock as WCC’s agent or subcontractor, as specified in greater detail in the Scheduling Protocol.

(c) Documentation. At the Delivery Point, each Party will provide to the other Party those completed documents, shipping papers or manifests as are required, for lawful transfer of the Feedstock.

2.8 Transportation. WCC shall have the sole responsibility, at its sole expense, for loading the Feedstock into delivery vehicles at the Delivery Point, and Fulcrum shall have the sole responsibility, at its sole expense, for transporting the Feedstock from the Delivery Point.

2.9 Compliance with Laws. Each Party shall comply with all applicable Laws in carrying out its obligations under this Agreement. Fulcrum shall arrange for the supply, maintenance and repair of all truck tractors, trailers and other equipment necessary to accept waste up to Maximum Deliverable Quantities at the MRF and to off-load such quantities at the Facility or the disposal facility, as the case may be. Fulcrum shall pay all costs and expenses associated therewith, including labor, fuel, parts and supplies.

2.10 Records and Audit. WCC shall maintain full and accurate records with respect to all Feedstock delivered hereunder, including records described in Section 2.4, and other relevant matters, and Fulcrum shall have the right to examine such records during normal business hours.

2.11 Feedstock Priority.

As set forth in greater detail in the Scheduling Protocol:

(a) WCC Priority. During the Term, WCC shall as a matter of first priority dedicate all Feedstock collected or received at WCC’s Site to the satisfaction of amounts of Feedstock requested from time to time by Fulcrum, up to the Maximum Deliverable Quantity, and WCC shall not use or allocate any such Feedstock collected or received at such Site for other purposes, if such use or allocation would limit WCC’s ability to deliver Feedstock in the amounts (up to the Maximum Deliverable Quantity) requested by Fulcrum hereunder. If WCC cannot supply enough Feedstock to meet Fulcrum’s actual requirements up to the Maximum Deliverable Quantity from WCC’s Site, then at Fulcrum’s option, WCC shall as a matter of first priority dedicate all Feedstock collected or received at WCC’s municipal recovery facility in Amador County, California (the “Amador Facility”) to the satisfaction of amounts of Feedstock requested from time to time by Fulcrum, up to the Maximum Deliverable Quantity, and WCC shall not use or allocate any such Feedstock collected or received at such site for other purposes, if such use or allocation would limit WCC’s ability to deliver Feedstock in the amounts (up to the Maximum Deliverable Quantity) requested by Fulcrum hereunder.

(b) Fulcrum Priority. Subject to Section 2.11(c) and the other provisions hereof, during the Term, Fulcrum shall as a matter of first priority accept all Feedstock supplied by WCC’s Site to satisfy 100% of Fulcrum’s requirements for Feedstock up to the Maximum Deliverable Quantity. Subject to Section 2.3, the Parties acknowledge that Fulcrum does not guarantee any specific level of Facility requirements, but only that Fulcrum shall schedule and accept delivery of Feedstock from WCC’s Site for the Maximum Deliverable Quantity. Notwithstanding any other provision in this Agreement, nothing in this Section 2.11 shall limit Fulcrum’s right to solicit, seek to obtain or obtain Feedstock for any shortfall in Maximum Deliverable Quantity from other sources provided, however Fulcrum first seeks to obtain such Feedstock shortfall from any WCC or WCC Affiliate source in the general geographic waste shed of the Facility.

(c) Feedstock from other WCC-Controlled Sites. The Scheduling Protocol shall set forth details under which, if WCC’s Site and/or the Amador Facility are closed or relocated or otherwise do not have sufficient quantities of Feedstock to satisfy the Maximum Deliverable Quantity, Fulcrum shall have the option to obtain Feedstock on a first priority basis from all other Feedstock sources owned or controlled by WCC or its Affiliates in the general geographic waste shed of the Facility.

2.12 Diversion Credits. As between WCC and Fulcrum, WCC shall be entitled to any and all diversion credits arising out of the diversion of Feedstock from landfills into Feedstock, consistent with the California Integrated Waste Management Act (AB 939).

ARTICLE III

PAYMENT AND DOCUMENTATION PROVISIONS

3.1 Fee. For each Ton of Feedstock accepted by Fulcrum hereunder, WCC shall pay to Fulcrum a tipping fee as calculated pursuant to Exhibit B (the “Fee”). The Fee shall be increased on January 1st of each year during the Term by the increase (if any) in the published disposal rates described on Exhibit B.

3.2 Monthly Statements. Within twenty (20) Days following the end of each Month, commencing with the first Month in which Fulcrum accepts deliveries of Feedstock hereunder WCC shall send Fulcrum a statement of the number of Tons of Feedstock accepted by Fulcrum in such month together with the total Fee payable therefor under Section 3.1. Fulcrum’s acceptance of such payment shall not constitute a waiver of any claim or right that Fulcrum may then or thereafter have with respect to the accuracy of such statement or the amount of such payment.

3.3 Taxes and Other Costs. WCC shall be responsible for and shall pay all Taxes and other similar costs, fees, charges and expenses that may be imposed with respect to the Feedstock or the transactions hereunder arising prior to or at the Delivery Point. If Fulcrum is obligated directly to pay any of such amounts, WCC shall promptly reimburse Fulcrum therefor.

ARTICLE IV

TERM

4.1 Term. This Agreement shall become effective on the Effective Date, and unless earlier terminated in accordance with its terms, shall remain in effect until the twentieth (20th) anniversary of the Commercial Operation Date (the “Term”).

4.2 Project Abandonment. If for any reason Fulcrum abandons development and construction of the Facility, Fulcrum shall provide prompt written notice thereof to WCC, whereupon this Agreement shall immediately terminate and neither Party shall have any continuing obligations or liabilities to the other except as set forth in Section 10.17.

4.3 Termination. If Fulcrum has not commenced construction of the Facility by the date that is twenty four (24) Months from the Effective Date, then at any time within thirty (30) Days following such date, WCC may terminate this Agreement upon written notice to Fulcrum, and neither Party shall have any continuing obligations or liabilities to the other except as set forth in Section 10.17.

4.4 Feedstock Shortfalls. If adequate supplies of Feedstock sufficient for WCC to generate and supply on a regular basis the Maximum Deliverable Quantity of Feedstock should cease to be regularly available at WCC’s Site for a commercially unreasonable period of time, then the Parties shall meet and confer to determine if they can reach a mutually acceptable solution and/or amendment of this Agreement. If such a solution or amendment is not mutually agreed within 90 days after initiation of any such discussions by either Party, then Fulcrum may terminate this Agreement by written notice to WCC, whereupon this Agreement shall immediately terminate and neither Party shall have any continuing obligations or liabilities to the other except as set forth in Section 10.17. Details and mechanics of the Parties’ rights and obligations under this Section 4.4 shall be further set forth in the Scheduling Protocol.

ARTICLE V

DEFAULT AND REMEDIES

5.1 Event of Default. An “Event of Default” means the occurrence of any of the following with respect to a Party:

(a) Payment Default. The failure of a Party to pay any undisputed amount when due under this Agreement if such failure is not remedied within fifteen (15) Business Days after receipt of notice thereof from the other Party.

(b) Non-Conforming Deliveries. In the case of WCC, subject to Article 7, the failure of WCC to use reasonable efforts to process Feedstock in accordance with the Specifications or the failure of WCC to comply with the provisions of Section 2.11(a) (entitled, “WCC Priority”).

(c) Other Defaults. Except as set forth in Sections 5.1(a) and Section 5.1(b), the failure of a Party to perform any material covenant or obligation under this Agreement, including any act or failure to act by Fulcrum or any failure by Fulcrum to perform any of its obligations under this Agreement that WCC reasonably believes would result in a violation of any of its permits relating to its operation of the MRF, if such failure is not remedied within thirty (30) Days after notice thereof from the other Party; provided, that such cure period may be extended by the number of Days reasonably required to cure such failure not to exceed one hundred twenty (120) Days, but only to the extent that the defaulting Party uses due diligence to pursue such cure during the original thirty (30) Day cure period, is unable to cure such failure during such thirty (30) Days, and continues to use due diligence to cure such failure thereafter; provided further that Fulcrum’s failure to accept the Maximum Deliverable Quantity under Section 2.3 shall not constitute an Event of Default, and WCC’s sole and exclusive remedy for such failure shall be as set forth in Section 2.3.

(d) Bankruptcy. A Party (i) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Law, or has any such petition filed or commenced against it, (ii) makes an assignment or any general arrangement for the benefit of creditors, (iii) otherwise becomes bankrupt or insolvent (however evidenced), (iv) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets, or (v) is generally unable to pay its debts as they become due.

5.2 Remedies for an Event of Default. Without limiting any rights or remedies of either Party for damages or specific performance for any default or breach hereunder, upon the occurrence of an Event of Default and failure to cure such Event of Default within any applicable cure period and during any continuation thereof, the non-defaulting Party may terminate this Agreement and/or exercise any other remedies available hereunder or under applicable Law, all of which shall be cumulative. Notwithstanding anything to the contrary herein, the non-defaulting Party may obtain equitable relief, including the equitable right of specific performance or other injunctive relief to compel the defaulting Party to perform its obligations under this Agreement.

ARTICLE VI

INDEMNITY

Each Party shall indemnify and hold harmless the other, and all of its Indemnified Parties, from and against any and all Losses, which any or all of them may hereafter suffer, incur, be responsible for or pay as a result of: (a) bodily injuries (including death) to any Person, (b) damage (including loss of use) to any property or (c) contamination of or adverse effects on the environment or natural resources, in any case (a), (b) or (c) to the extent caused by, or arising out of, breach by the first Party of this Agreement, or any negligent act or omission or willful misconduct, or any violation or alleged violation Laws by such first Party or its employees, agents or subcontractors. The Scheduling Protocol shall provide further details under which notwithstanding anything to the contrary contained in this Agreement, Fulcrum shall indemnify, defend and hold WCC harmless from and against any and all Losses arising out of or in any way related to Fulcrum’s operating of the Facility or the use of the Feedstock in its operation of the Facility, including but not limited to damage to the environment, excluding certain environmental liabilities arising out of non-conforming Feedstock. Notwithstanding the foregoing, Fulcrum, in performing any of its obligations relating to the hauling or arranging of Feedstock to either the Facility or to a solid waste disposal facility, as the case may be (as contemplated by Sections 2.7(a) and (b)), shall under no circumstances be deemed an “agent” or “subcontractor” of WCC for purposes of this indemnity. Further, it is understood and agreed that any and all Losses incurred by WCC arising out of or in any way related to Fulcrum’s aforesaid hauling of Feedstock shall be indemnifiable hereunder.

ARTICLE VII

UNCONTROLLABLE CIRCUMSTANCES

7.1 Excuse of Performance. Each Party shall be excused from performance and shall not be considered to be in default (including Events of Default) with respect to any obligation hereunder, except the obligation to pay money in a timely manner, if and to the extent that its failure or delay in performance is due to an Uncontrollable Circumstance, provided that:

(a) Such Party gives the other Party notice describing the particulars of the Uncontrollable Circumstance as soon as is reasonably practicable;

(b) The suspension of performance is of no greater scope and of no longer duration than are reasonably required by the Uncontrollable Circumstance;

(c) The Party uses commercially reasonable efforts to overcome or mitigate the effects of such Uncontrollable Circumstance; and

(d) When the Party is able to resume performance of its obligations under this Agreement, such Party provides the other Party notice to that effect and promptly resumes performance hereunder.

7.2 [***]

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

ARTICLE VIII

INSURANCE REQUIREMENTS

Each Party agrees to obtain and maintain the insurances listed on the Scheduling Protocol in accordance with the provisions thereof.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

As of the Effective Date, each Party represents to the other Party that: (a) such Party has the full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby, (b) the execution and delivery of this Agreement by such Party and the carrying out by such Party of the transactions contemplated hereby have been duly authorized by all requisite corporate (or, if applicable, partnership or limited liability company) action, and this Agreement has been duly executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms hereof, subject, as to enforceability of remedies, to limitations imposed by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity, (c) no authorization, consent, approval or order of, notice to or registration, qualification, declaration or filing with, any governmental authority, is required for the execution and delivery by such Party of this Agreement or the carrying out by such Party of the transactions contemplated hereby, and (d) none of the execution, delivery and performance by such Party of this Agreement, the compliance with the terms and provisions hereof, and the carrying out of the transactions contemplated hereby, conflicts or will conflict with or result in a breach or violation of any of the terms, conditions, or provisions of any Law, governmental rule or regulation or the charter documents (or partnership or limited liability company operating agreement, if applicable), as amended through the Effective Date or by-laws, as amended through the Effective Date, of such Party or any applicable order, writ, injunction judgment or decree of any court or governmental authority against such Party or by which it or any of its properties is bound, or any loan agreement, indenture, mortgage, bond, note, resolution, contract or other agreement or instrument to which such Party is a party or by which it or any of its properties is bound, or constitutes or will constitute a default thereunder or will result in the imposition of any lien upon any of its properties. WCC owns and controls WCC’s Site and the Amador Facility.

ARTICLE X

MISCELLANEOUS

10.1 Notices. Except as otherwise set forth in the Scheduling Protocol with respect to operational and scheduling matters, all notices, requests and other communications hereunder must be in writing and shall be deemed to have been duly given only if delivered personally or by confirmed facsimile transmission or mailed, registered or certified mail, return receipt requested postage prepaid to the Parties at the following addresses or facsimile numbers:

Notices to Fulcrum:	Notices to WCC:

Fulcrum Sierra BioFuels, LLC	Waste Connections of California, Inc.
c/o Fulcrum BioEnergy, Inc.	35 Iron Point Circle, Suite 200
4900 Hopyard Road, Suite 220	Folsom, CA 95630
Pleasanton, CA 94588	Attn: Pat Shea – General Counsel
Attn: Mike Nugent, Project Manager	Telephone: 916-608-8200
Tel: 925-730-0150

With a copy to:

Fulcrum BioEnergy, Inc.
4900 Hopyard Road, Suite 220
Pleasanton, CA 94588
Attn: Richard D. Barraza
Tel: (925) 224-8244
Fax: (925) 730-0157
E-mail: rbarraza@fulcrum-bioenergy.com

10.2 Governing Law. This Agreement, and any dispute arising from the relationship between the Parties to this Agreement, shall be governed and determined by the laws of the State of California, without regard to principles of conflicts of laws.

10.3 Assignment.

(a) Generally. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except as set forth in Section 10.3(c), neither Party shall assign this Agreement or any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

(b) Fulcrum’s Right to Assign. Notwithstanding the foregoing, Fulcrum may, without the prior written consent of WCC, assign and delegate this Agreement to any Lender or to any Affiliate.

(c) Sale of Assets. In the event that either Party sells or otherwise transfers all or substantially all of its assets (including the assets of such Party relevant to this Agreement) to any third party, such Party shall cause such third party to assume all of such Party’s obligations under this Agreement as a condition of such sale or transfer.

10.4 Change in Law. Each Party is responsible for continued compliance with Law and is not relieved of its responsibilities unless a change in Law renders this Agreement as a whole unenforceable or illegal, in which case this Agreement shall terminate without further liability to either Party.

10.5 Confidentiality. The Parties acknowledge that this Agreement, the information provided in connection herewith and the transactions contemplated hereby are all subject to the terms and conditions of that certain Mutual Non-Disclosure Agreement between the Parties dated as of August 14, 2008.

10.6 Environmental Attributes. Except as set forth in Section 2.12, Fulcrum shall be entitled to any and all credits (including carbon related credits), benefits, emissions reductions, offsets, allowances and other similar environmental attributes, however entitled, attributable to the Facility, the creation or use of Feedstock or the transactions hereunder.

10.7 Public Statements. Except as may be required by Law, no Party shall be permitted to make any public disclosure (including any press release) either in writing or orally with respect to this Agreement or the transactions contemplated hereby without the consent of the other Party, which consent shall not be unreasonably withheld or delayed.

10.8 Independent Contractors; No Partnership. Each of WCC and Fulcrum is, and shall perform this Agreement as, an independent contractor, and as such, shall have and maintain complete control over all of its employees, agents and operations. Neither WCC nor Fulcrum, nor any agent, employee or subcontractor of such Party, shall be, represent, act, purport to act or be deemed to be the agent, representative, employee or servant of the other Party. Nothing contained in this Agreement shall be construed as constituting a joint venture or partnership between WCC and Fulcrum.

10.9 Cooperation With Financing. The Parties acknowledge that the Facility may be financed by Financing provided by Lenders. If Fulcrum assigns this Agreement to the Lenders as collateral to support the Financing, WCC agrees to enter into an agreement directly with the Lenders under which WCC shall consent to such assignment and shall agree to other customary and reasonable provisions for the benefit of the Lenders (including reasonable provisions under which the Lenders or their designees (a) may assume the rights of Fulcrum under this Agreement, (b) shall be entitled to receive copies of certain notices hereunder relating to defaults and other similar matters that WCC might provide to Fulcrum, (c) shall have reasonable extended cure periods to cure any defaults by Fulcrum hereunder and (d) shall be provided other similar or related benefits or protections as reasonably requested by the Lenders and accepted by WCC to support the Financing). Without limiting the generality of the foregoing, in connection with any collateral assignment by Fulcrum of this Agreement to a Lender as set forth above, WCC further agrees to furnish the Lenders with such other documents as may be reasonably requested by the Lenders.

10.10 Waiver of Consequential Damages. Notwithstanding any other provision in this Agreement, neither Party shall be liable to the other Party for consequential, incidental, punitive, exemplary or indirect damages, including lost profits, or business interruption damages, whether by statute, in tort or in contract, under this Agreement, or otherwise.

10.11 Severability. The invalidity of one or more phrases, sentences, clauses, sections or articles contained in this Agreement shall not affect the validity of the remaining portions of the Agreement so long as the material purposes of this Agreement can be determined and effectuated.

10.12 Amendments. No change, amendment or modification of this Agreement shall be valid or binding upon the Parties, unless such change, amendment or modification shall be in writing and duly executed by both Parties hereto.

10.13 Joint Effort. Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one Party than against the other.

10.14 Captions. The captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained herein.

10.15 Non-Waiver. Any failure of any Party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the pendency of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such Party thereafter to enforce any and each such provision.

10.16 Counterparts. This Agreement may be signed in any number of counterparts and each counterpart shall represent a fully executed original as if signed by both Parties.

10.17 Survival. The provisions of Article VI, Section 10.1, Section 10.2, Section 10.5, Section 10.7, Section 10.8, and Sections 10.10 through 10.22 shall survive the expiration or other termination of this Agreement.

10.18 Third Parties. Nothing in this Agreement shall be construed to create any duty to, standard of care with respect to, or any liability to any Person who is not a Party to this Agreement. There are no third party beneficiaries of this Agreement.

10.19 No Recourse. The obligations of either Party under this Agreement shall be without recourse to any of the officers, board members, directors, shareholders, managers, members, employees, agents, partners or Affiliates of such Party, or to the Affiliates of any of the foregoing.

10.20 Complete Agreement. This Agreement constitutes the complete agreement between the Parties as of the Effective Date, and supersedes any and all agreements made or dated prior thereto between the Parties and/or their Affiliates relating to the subject matter hereof.

10.21 Further Assurances. Each Party hereby covenants and agrees that, at any time and from time to time it shall, upon the reasonable request of the other, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, documents and assurances as may be reasonably required for the carrying out of all the terms of this Agreement.

10.22 Costs and Expenses. Each Party shall bear all costs and expenses (including legal fees) incurred by it in connection with the negotiation and execution of this Agreement.

IN WITNESS WHEREOF, Fulcrum and WCC have caused this Agreement to be executed by their respective duly authorized officers on the Effective Date.

WCC:		FULCRUM:

Waste Connections of California, Inc.		Fulcrum Sierra BioFuels, LLC

By:	/s/ James M. Little	By:	/s/ Ted Kniesche

	Name: James M. Little		Name: Ted Kniesche

	Title: President		Title: VP Business Development

[Signature page to Resource Recovery Supply Agreement]

Exhibit A

Feedstock Specifications

Prior to delivery to Fulcrum, WCC shall separate and remove in accordance with applicable Law and commercially reasonable industry practices, the following items from the Feedstock:

(a) WCC may, in its discretion, remove from Feedstock any materials that are commonly available to be recycled (e.g., aluminum, certain plastics) under applicable recycling laws in effect as may from time to time be in effect; and

(b) WCC shall use commercially reasonable efforts to remove from Feedstock:

(i) any material WCC or Fulcrum is prohibited by Law from handling, transporting, disposing or processing;

(ii) free-flowing liquids;

(iii) Hazardous Material;

(iv) inert material such as concrete, dirt, rocks or ferrous and non-ferrous metals in amounts greater than three percent by volume;

(v) drywall or sheetrock material in amounts greater than three percent by volume;

(vi) sewage sludge, whether or not dewatered, chemically treated or otherwise treated;

(vii) electronics, appliances, white goods, computers and other e-waste;

(viii) medical waste or bio-hazardous material; and

(x) other materials reasonably identified from time to time by Fulcrum and agreed to by WCC that would, if not separated or removed from the Feedstock likely cause damage to Fulcrum’s Facility.

(c) WCC shall use commercially reasonable efforts to set aside large or bulky items from the Feedstock for separate delivery to Fulcrum, as specified in greater detail in the Scheduling Protocol.

A-1

Exhibit B

Fee Calculations

[***]

B-1

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT C

WCC’s Damages Calculations

On any given day or days that Fulcrum is scheduled to accept delivery of Feedstock but fails to for any reason other than Uncontrollable Circumstances, WCC will be required by Law to remove Feedstock and transport it to a solid waste disposal facility. In such instance, WCC may incur extraordinary costs and expense associate with such transportation and disposal. Thus, if WCC hauls (or arranges for a subcontractor to haul) Feedstock and dispose of it for a cost per Ton of $[***] and the then current Fee at the Facility is $[***] per Ton, Fulcrum shall reimburse WCC in the amount of $[***] per Ton for each Ton of Feedstock so transported and disposed of provided the aggregate amount of such payments shall not exceed the sum of $[***] in any calendar year.

C-1

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

May 5, 2010

Waste Connections, Inc.

2295 Iron Point Road

Folsom, CA 95630-8767

Attention: James M. Little

Dear James:

This letter confirms our agreement to amend Section 4.3 of the Resource Recovery Supply Agreement (the “Agreement”), dated as of November 14, 2008, by and between Fulcrum Sierra BioFuels, LLC and Waste Connections of California, Inc. Upon execution of this letter agreement by both parties, Section 4.3 of the Agreement is hereby amended by replacing the phrase “by the date that is twenty four (24) Months from the Effective Date” with “by the date that is thirty six (36) Months from the Effective Date.”

Please acknowledge your agreement to the foregoing by signing this letter in the space provided below and returning a copy to me.

Sincerely,

FULCRUM SIERRA BIOFUELS, LLC

By:	/s/ Ted M. Kniesche
	Name:	Ted M. Kniesche
	Title:	Vice President

As acknowledged and agreed on

May 5, 2010

Waste Connections, Inc.

By:	/s/ James M. Little
	Name:	James M. Little
	Title:	Vice President